Exhibit 99.1
DTE Energy reports first quarter earnings and accomplishments

•Invested over $900 million in electric and gas infrastructure
•Began operations at Michigan’s largest wind park
•Partnered with Toyota to provide clean energy for the automaker’s research and development operations
•Granted $3 million to feed Michiganders through the DTE Foundation
•Reduced customer gas rates
•Launched skilled-trade academy to train Detroiters for energy efficient home repair jobs

DETROIT, April 27, 2023 – DTE Energy (NYSE:DTE) today reported first quarter earnings of $445 million or $2.16 per diluted share, compared with $394 million, or $2.03 per diluted share in 2022.
Operating earnings for the first quarter 2023 were $274 million, or $1.33 per diluted share, compared with 2022 operating earnings of $448 million, or $2.31 per diluted share. Operating earnings exclude non-recurring items, certain mark-to-market adjustments and discontinued operations. Reconciliations of reported earnings to operating earnings are included at the end of this news release.

“Earlier this year, we experienced the most challenging two-week storm period we have ever faced as a company. I am proud and grateful for how our team showed up for our customers by keeping each other and our communities safe. We understand the growing needs of our customers and communities,” Jerry Norcia, DTE Energy chairman, president and CEO, said. “We are continuing to strengthen our grid to be able to stand up to increasingly severe weather patterns and growing energy demands. We are also investing in clean energy and will always be a strong supporter of our communities, including Michigan businesses, to ensure we are working to create the best future for everyone.”

Norcia noted the following accomplishments:

•Investing heavily in utility infrastructure: DTE Electric invested over $750 million in the first quarter on continued improvements in reliability and cleaner energy generation for its customers while DTE Gas invested over $170 million on infrastructure and main renewal improvements.

•Commissioning Meridian Wind Park, the largest in Michigan: Located in three townships spanning Midland and Saginaw counties, the 225-megawatt wind park has 77 wind turbines and generates enough clean energy to power more than 78,000 homes. The project is DTE's first self-developed renewable energy project since 2016 and brings the total number of DTE wind and solar parks to 53.

•Partnering with Toyota to support clean energy in the automotive industry: Toyota Motor North America (TMNA) and DTE Energy announced Toyota’s enrollment in MIGreenPower, DTE’s voluntary renewable energy program. Toyota’s participation puts all TMNA’s research and development operations in Michigan on a path to attribute 100% of their electricity use to renewable energy projects starting in 2026. The 20-year agreement includes the company’s R&D headquarters in Ann Arbor, along with six other facilities across Washtenaw County.

•Supporting the United Way with a $3 million grant: The DTE Energy Foundation announced a $3 million grant to United Way for Southeastern Michigan and partner agencies to help feed area Michiganders. As food insecurity continues to rise and assistance programs decline, this support for meals and critical nourishment will help bridge the gap for families in need.

•Saving customers money by reducing gas rates: DTE Energy reduced its Gas Cost Recovery rate at the beginning of the year, based on its natural gas purchasing strategy and the decline in natural gas prices. DTE passes the cost for natural gas directly to its customers, with no additional cost, meaning customers pay what DTE pays.

•Launching skilled-trade academy: DTE Energy partnered with Walker-Miller Energy Services, one of the country’s largest African American and woman-owned energy efficiency companies, to launch the Energy Efficiency Academy. The Academy directly responds to the growing demand for energy-efficient home repairs in Detroit, while also building a local workforce that will benefit the community for years to come.

•Recognized as a Gallup Great Workplace for 11th consecutive year: DTE was recognized by Gallup as a workplace with exceptionally high employee engagement – in the top decile of Gallup’s worldwide database of companies.

Outlook for 2023

DTE Energy reaffirms 2023 operating EPS guidance of $6.09 - $6.40.

“We are executing on our 2023 plan while delivering for our team members, communities, customers and shareholders,” David Ruud, DTE senior vice president and CFO, said.
This earnings announcement and presentation slides are available at dteenergy.com/investors.

The company will conduct a conference call to discuss earnings results at 8:00 a.m. ET. Investors, the news media and the public may listen to a live internet broadcast of the call at dteenergy.com/investors. The telephone dial-in numbers in the U.S. and Canada are toll free: (888) 510-2008 or international: (646) 960-0306. The passcode is 4987588. The webcast will be archived on the DTE website at dteenergy.com/investors. An audio replay of the call will be available from noon today to Saturday, May 27, 2023. To access the replay, dial U.S. and Canada toll free (800) 770-2030 or international toll (647) 362-9199 and enter the passcode 4987588.

About DTE Energy

DTE Energy (NYSE: DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric company serving 2.3 million customers in Southeast Michigan and a natural gas company serving 1.3 million customers in Michigan. The DTE portfolio also includes non-utility businesses focused on custom energy solutions, renewable energy generation, and energy marketing and trading. As an environmental leader, DTE utility operations plan to reduce carbon dioxide and methane emissions by more than 80% by 2040 to produce cleaner energy while keeping it safe, reliable and affordable. DTE Electric and Gas aspire to achieve net zero carbon and greenhouse gas emissions by 2050. DTE is committed to serving with its energy through volunteerism, education and employment initiatives, philanthropy and economic progress. Information about DTE is available at dteenergy.com, empoweringmichigan.com, twitter.com/dte_energy and facebook.com/dteenergy.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors. Operating earnings is a non-GAAP measure and should be viewed as a supplement and not a substitute for reported earnings, which represents the company’s net income and the most comparable GAAP measure.

In this release, DTE Energy discusses 2023 operating earnings guidance. It is likely that certain items that impact the company's 2023 reported results will be excluded from operating results. Reconciliations to the comparable 2023 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items (i.e. future non-recurring items, certain mark-to-market adjustments and discontinued operations). These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this document. DTE Energy expressly disclaims any current intention to update any contained in this document as a result of new information or future events or developments. Certain information presented herein includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, and businesses of DTE Energy. Words such as “anticipate,” “believe,” “expect,” “may,” “could,” “projected,” “aspiration,” “plans” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to numerous assumptions, risks and uncertainties that may cause actual future results to be materially different from those contemplated, projected, estimated, or budgeted.

Many factors may impact forward-looking statements including, but not limited to, the following: the impact of regulation by the EPA, EGLE, the FERC, the MPSC, the NRC, and for DTE Energy, the CFTC and CARB, as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals, or new legislation, including legislative amendments and retail access programs; economic conditions and population changes in DTE Energy’s geographic area resulting in changes in demand, customer conservation, and thefts of electricity and, for DTE Energy, natural gas; the operational failure of electric or gas distribution systems or infrastructure; impact of volatility in prices in international steel markets and in prices of environmental attributes generated from renewable natural gas investments on the operations of DTE Vantage; the risk of a major safety incident; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; the cost of protecting assets and customer data against, or damage due to, cyber incidents and terrorism; health, safety, financial, environmental, and regulatory risks associated with ownership and operation of nuclear facilities; volatility in commodity markets, deviations in weather and related risks impacting the results of DTE Energy’s energy trading operations; changes in the cost and availability of coal and other raw materials, purchased power, and natural gas; advances in technology that produce power, store power or reduce power consumption; changes in the financial condition of significant customers and strategic partners; the potential for losses on investments, including nuclear decommissioning trust and benefit plan assets and the related increases in future expense and contributions; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; impacts of inflation and the timing and extent of changes in interest rates; the level of borrowings; the potential for increased costs or delays in completion of significant capital projects; changes in, and application of, federal, state, and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings, and audits; the effects of weather and other natural phenomena, including climate change, on operations and sales to customers, and purchases from suppliers; unplanned outages at our generation plants; employee relations and the impact of collective bargaining agreements; the availability, cost, coverage, and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy, and other business issues; successful execution of new business development and future growth plans; contract disputes, binding arbitration, litigation, and related appeals; the ability of the electric and gas utilities to achieve net zero emissions goals; and the risks discussed in DTE Energy’s public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

For more information, members of the media may contact:
Pete Ternes: 313.235.5555

For further information, analysts may call:
Barbara Tuckfield, DTE Energy, 313.235.1018
John Dermody, DTE Energy, 313.235.8750

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31,
	2023						2022
	Reported Earnings	Pre-tax Adjustments		Income Taxes(1)		Operating Earnings	Reported Earnings	Pre-tax Adjustments		Income Taxes(1)	Operating Earnings
	(In millions)
DTE Electric	$101	$—		$—		$101	$201	$—		$—	$201

DTE Gas	171	—		—		171	196	—		—	196

Non-utility operations
DTE Vantage	27	—		—		27	14	—		—	14

Energy Trading	138	(220)	A	56		(26)	(9)	72	A	(18)	45

Non-utility operations	165	(220)		56		1	5	72		(18)	59

Corporate and Other	8	—		(7)	B	1	(8)	—		—	(8)

Net Income Attributable to DTE Energy Company	$445	$(220)		$49		$274	$394	$72		$(18)	$448

(1) Excluding tax related adjustments, the amount of income taxes was calculated based on a combined federal and state income tax rate, considering the applicable jurisdictions of the respective segments and deductibility of specific operating adjustments.

Adjustments key
A) Certain adjustments resulting from derivatives being marked-to-market without revaluing the underlying non-derivative contracts and assets — recorded in Operating Expenses — Fuel, purchased power, gas, and other — non-utility
B) Adjustment to Income Tax Expense due to a tax law change in West Virginia

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)(2)

	Three Months Ended March 31,
	2023						2022
	Reported Earnings	Pre-tax Adjustments		Income Taxes(1)		Operating Earnings	Reported Earnings	Pre-tax Adjustments		Income Taxes(1)	Operating Earnings

DTE Electric	$0.49	$—		$—		$0.49	$1.04	$—		$—	$1.04

DTE Gas	0.83	—		—		0.83	1.01	—		—	1.01

Non-utility operations
DTE Vantage	0.13	—		—		0.13	0.07	—		—	0.07

Energy Trading	0.67	(1.07)	A	0.27		(0.13)	(0.05)	0.37	A	(0.09)	0.23

Non-utility operations	0.80	(1.07)		0.27		—	0.02	0.37		(0.09)	0.30

Corporate and Other	0.04	—		(0.03)	B	0.01	(0.04)	—		—	(0.04)

Net Income Attributable to DTE Energy Company	$2.16	$(1.07)		$0.24		$1.33	$2.03	$0.37		$(0.09)	$2.31

(1) Excluding tax related adjustments, the amount of income taxes was calculated based on a combined federal and state income tax rate, considering the applicable jurisdictions of the respective segments and deductibility of specific operating adjustments.

(2) Per share amounts are divided by Weighted Average Common Shares Outstanding — Diluted, as noted on the Consolidated Statements of Operations (Unaudited).

Adjustments key — see previous page